Exhibit 21


SUBSIDIARIES OF LILLY INDUSTRIES, INC. AS OF FEBRUARY 23, 1996


         All subsidiaries other than London Laboratories GmbH are doing business as Lilly Industries, Inc.


         Name of Subsidiary                        State of Incorporation

1.       Lilly Industries, Inc.(Canada)               Ontario, Canada

2.       Lilly Industries (USA), Inc.                 Indiana

3.       London Laboratories Limited                  Ontario, Canada
         (Subsidiary of
         Lilly Industries (USA), Inc.)

4.       London Laboratories GmbH                     Germany
         (Subsidiary of
         Lilly Industries (USA), Inc.)

5.       Lilly Industries (Far East), Ltd.            Taiwan

6.       Lilly Industries (Malaysia) Sdn.Bhd.         Malaysia

7.       Lilly Industries (Asia) Limited              Hong Kong

8.       Lilly Industries (Thailand) Ltd.             Thailand

9.       Dongguan Lilly Paint Industries Ltd.         Peoples Republic
         (Subsidiary of Lilly (Asia) Limited)              of China